Exhibit 10.1

LANCASTER COLONY CORPORATION
FORM OF RESTRICTED STOCK AWARD AGREEMENT
This Restricted Stock Award Agreement (this “Agreement”) is dated as of February 25, 2014, by and between Lancaster Colony Corporation, an Ohio corporation (the “Company”), and             , a Service Provider for the Company (the “Grantee”).
W I T N E S S E T H
WHEREAS, the Company desires to award Restricted Stock to the Grantee in accordance with the provisions of the Amended and Restated 2005 Stock Plan (the “Plan”); and
WHEREAS, the Grantee wishes to accept such award; and
WHEREAS, the execution of this Agreement has been authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company that was duly adopted on February 25, 2014; and
WHEREAS, the Company hereby confirms to the Grantee the grant, effective on February 25, 2014 (the “Grant Date”), pursuant to the Plan, of          shares of Restricted Stock (“Awarded Shares”) subject to the terms and conditions of the Plan and the terms and conditions described below; and
WHEREAS, the parties hereto understand and agree that any terms used and not defined herein have the same meanings as in the Plan.
NOW, THEREFORE, the Company and the Grantee hereby agree as follows:
1.Provisions of the Plan Controlling. The Grantee specifically understands and agrees that the Awarded Shares are being granted under the Plan, and are being granted to the Grantee as Restricted Stock pursuant to the Plan, copies of which the Grantee acknowledges the Grantee has read and understands and by which the Grantee agrees to be bound. The provisions of the Plan are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the provisions of the Plan will control.

2.Vesting of Awarded Shares.

(a)Except as provided in Section 2(b) and 2(c), the Awarded Shares shall be forfeited to the Company for no consideration in the event the Grantee (i) voluntarily ceases to retain Continuous Status as an Employee or Consultant prior to the third anniversary of the Grant Date or (ii) ceases to retain Continuous Status as an Employee or Consultant as a result of being terminated by the Company, with or without cause, prior to the third anniversary of the Grant Date.

(b)The Awarded Shares shall be fully vested in the Grantee and no longer subject to a risk of forfeiture pursuant to Section 2(a) upon the occurrence of the earlier of the following events:

(i)the date on which the Grantee dies or ceases to retain Continuous Status as an Employee or Consultant as a result of the Grantee’s Disability; or

(ii)the third anniversary of the Grant Date.

(c)Unless the Board determines otherwise, if Grantee is Retirement Eligible as of the Grant Date:

(i)one third of the Awarded Shares shall be fully vested in the Grantee and no longer subject to a risk of forfeiture pursuant to Section 2(a) if Grantee Retires after the first anniversary of the Grant Date but before the second anniversary of the Grant Date; and

(ii)two thirds of the Awarded Shares shall be fully vested in the Grantee and no longer subject to a risk of forfeiture pursuant to Section 2(a) if Grantee Retires after the second anniversary of the Grant Date but before the third anniversary of the Grant Date.

For purposes of this Agreement: “Retire” shall mean, unless the Board determines otherwise, the Grantee’s termination of his or her employment (other than by death or Disability). “Retirement Eligible” shall mean the Grantee has attained the age of 63 and has achieved ten years of Continuous Status as an Employee or Consultant; “Vesting Date” shall mean the earliest of a Change in Control or the events described in Section 2(b) or Section 2(c).

3.	Dividend and Voting Rights.

(a)Dividends payable with respect to the Awarded Shares during the period prior to the Vesting Date shall be paid to the Grantee in the same manner as paid on the Common Stock of the Company, unless the Grantee forfeits the Awarded Shares pursuant to Section 2(a) hereof, in which case the Grantee shall also forfeit the right to receive any dividends not paid prior to such forfeiture.
(b)The Grantee shall have the right to vote any Awarded Shares; provided, that such voting rights shall lapse with respect to any Awarded Shares that are forfeited to the Company pursuant to this Agreement.

4.Additional Shares. If the Company pays a stock dividend or declares a stock split on or with respect to any of its Common Stock, or otherwise distributes securities of the Company to the holders of its Common Stock, the shares of stock or other securities of the Company issued with respect to the Awarded Shares then subject to the restrictions contained in this Agreement shall be held in escrow and shall be distributed to the Grantee on the Vesting Date, unless the Grantee forfeits the Awarded Shares pursuant to Section 2(a) hereof, in which case the Grantee shall also forfeit the right to receive such stock or other securities. If the Company shall distribute to its shareholders shares of stock of another corporation, the shares of stock of such other corporation distributed with respect to the Awarded Shares then subject to the restrictions contained in this Agreement shall be held in escrow and shall be distributed to the Grantee on such Vesting Date, unless the Grantee forfeits the Awarded Shares pursuant to Section 2(a) hereof, in which case the Grantee shall also forfeit the right to receive such stock.

5.Effect of Change in Control. Notwithstanding anything in this Agreement to the contrary, including Section 2, in the event of a Change in Control, the Awarded Shares will be affected in accordance with Section 15 of the Plan.

6.Adjustments. The Awarded Shares shall be subject to adjustment in accordance with Section 15 of the Plan.

7.Legends. To the extent certificates representing the Awarded Shares are issued to the Grantee pursuant to this Agreement, such certificates shall have endorsed thereon legends substantially as follows (or in such other form as counsel for the Company may determine is necessary or appropriate):

“The shares represented by this certificate are subject to restrictions set forth in a Restricted Stock Award Agreement with this Company dated February 25, 2014, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”
8.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any delivery of Awarded Shares to the Grantee, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such delivery that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Awarded Shares to be delivered to the Grantee. If such election is made, the Awarded Shares so retained shall be credited against such withholding requirement at the Fair Market Value of a Share on the date of such delivery, with any fractional Shares that would otherwise be delivered being rounded up to the next nearest whole Share. In no event shall the Fair Market Value of Awarded Shares to be withheld pursuant to this Section 8 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

9.Notices. Any notices required or permitted by the terms of this Agreement or the Plan must be in writing, shall be delivered to the Grantee at his or her address on file with the Company or to the Company addressed as follows (or to such other address or addresses of which notice in the same manner has previously been given), and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid:

Lancaster Colony Corporation
37 West Broad Street
Columbus, Ohio 43215
Attention: Corporate Secretary
10.No Employment Contract; Right to Terminate Employment. The grant of the Awarded Shares to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Awarded Shares and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement will give the Grantee any right to continue employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the Grantee at any time.
11.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
12.Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

13.Benefit of Agreement. Subject to the provisions of the Plan and the other provisions hereof, this Agreement is for the benefit of and is binding on the heirs, executors, administrators, successors and assigns of the parties hereto.

14.Entire Agreement. This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement; provided, however, in any event, this Agreement shall be subject to and governed by the Plan. The Board shall have authority, subject to the express provisions of the Plan and this Agreement, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations that are, in the judgment of the Board, necessary or desirable for the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All actions by the Board under the provisions of this Section 14 shall be conclusive for all purposes.

15.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee with respect to the Awarded Shares without the Grantee’s consent.

16.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.Governing Law. This Agreement is made under, and shall be construed in accordance with the internal substantive laws of the State of Ohio.

18.Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

19.    Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Awarded Shares and participation in the Plan or future grants of Restricted Stock that may be granted under the Plan by electronic means. Notwithstanding anything in this Agreement to the contrary, Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Restricted Stock grants and the execution of award agreements through electronic signature.
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Executed in the name and on behalf of the Company in Columbus, Ohio as of the 25th day of February, 2014.
LANCASTER COLONY CORPORATION

By: Matthew R. Shurte
Name: Matthew R. Shurte
Title: General Counsel & Chief Ethics
Officer

ACCEPTANCE OF AGREEMENT
Grantee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement; (b) voluntarily and knowingly accepts this Agreement and the Awarded Shares granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement; and (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement. Grantee further acknowledges receiving a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders and a copy of the prospectus pertaining to the Plan.